UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
       Date of Report (Date of earliest event reported): February 8, 2005


                        Commission File Number 001-31921


                      Compass Minerals International, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                    36-3972986
   (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                   Identification Number)


                               8300 College Blvd.
                             Overland Park, KS 66210
                                 (913) 344-9200
          (Address of principal executive offices and telephone number)


                                       N/A
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01  Regulation FD Disclosure

     Compass Minerals International (NYSE:CMP) held its quarterly conference call yesterday, February 8, in which the following topics were discussed:

     o Sales in January 2005 were similar to sales in January 2004, which benefited from severe winter weather. With two-thirds of the quarter remaining, it is still too early to assess whether the full first quarter of 2005 will be an average, above average or below average-winter weather quarter.

     o The company estimates that approximately $7 to $10 million of its 2004 operating earnings were due to severe winter weather. This translates to a $35 to $45 million gross sales benefit from severe winter weather in 2004.

     o Most of the 2004 severe weather benefit occurred in the first quarter. As reported in the conference call for the first quarter of 2004 (May 4, 2004), first-quarter 2004 operating earnings reflect a mid-single digit million dollar benefit from a 53,000-ton increase in consumer deicing sales due to severe weather on the East Coast and other weather-related factors.

     o The unusually high growth of sulfate of potash (SOP) sales in 2004 was driven by an acquisition in December of 2003. Compass expects a much lower, more organic growth rate for its SOP product line in 2005.

     o In 2005, Compass anticipates higher costs related to year-over-year increases in natural gas, the previously discussed transportation costs that were built into the year-over-year price increases in highway deicing salt and for increases in other transportation costs.






                                   SIGNATURES

     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         COMPASS MINERALS INTERNATIONAL, INC.


Date: February 9, 2005                   /s/ Rodney L. Underdown
                                         ---------------------------------------
                                         Rodney L. Underdown
                                         Chief Financial Officer